UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

IMPERIAL SUGAR COMPANY
(Exact Name of Registrant as Specified in its Charter)

Texas	74-0704500
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

One Imperial Square, P.O. Box 9, Sugar Land, Texas	77487
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:   ☑

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Preferred Stock
(Title of Each Class to be so Registered)

AMENDMENT NO. 2 TO FORM 8-A

Imperial Sugar Company (the “Company”) hereby amends the following items, exhibits or other portions of the Company’s Form 8-A originally filed on January 9, 2003, as amended by Amendment No. 1 filed on October 14, 2008, relating to the Company’s Rights to Purchase Preferred Stock, as set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

On May 1, 2012, the Company and Computershare Shareowner Services LLC (the “Rights Agent”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of December 31, 2002, between the Company and the Rights Agent, as amended by Amendment No. 1 thereto (“Amendment No. 1”), dated as of October 10, 2008 (as amended, the “Rights Agreement”), in connection with the execution and delivery of (i) the Agreement and Plan of Merger, dated as of May 1, 2012 (the “Merger Agreement”), by and among the Company, LD Commodities Sugar Holdings LLC, a Delaware limited liability company (“Parent”), and Louis Dreyfus Commodities Subsidiary Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub (x) will commence a tender offer for any and all outstanding shares of common stock, without par value, of the Company (“Common Stock”), including associated rights to purchase capital stock issued pursuant to the Rights Agreement (the “Offer”) and (y) following completion of the Offer, will merge with and into the Company upon the terms and subject to the conditions in the Merger Agreement (the “Merger”), and (ii) the Stockholder Tender Agreements, each dated as of May 1, 2012 (the “Tender and Voting Agreements”), by and among Parent, Merger Sub and certain officers of the Company, pursuant to which such officers have agreed to tender their shares of Common Stock in the Offer and to vote in accordance with the terms and conditions of such agreements.  The terms of the Amendment provide that, among other things, neither of the Offer, the execution of the Merger Agreement or any Tender and Voting Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement or any Tender and Voting Agreement will result in any triggering of rights of holders or of obligations of the Company under the Rights Agreement or any adverse event under the Rights Agreement.  In particular, no Person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) by virtue of the Merger Agreement, the execution and delivery of the Merger Agreement, or any amendment thereto, the execution and delivery of any Tender and Voting Agreement, the transactions contemplated by the Merger Agreement, the transaction contemplated by the any Tender and Voting Agreement or the public announcement of any of the foregoing.  In addition, the Amendment amends the definition of “Expiration Date” such that such definition shall include the effective time of the Merger.

A copy of the Rights Agreement was previously filed as Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 and is incorporated herein by reference.  A copy of the Amendment No. 1 was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2008.  A copy of the Amendment was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 1, 2012.  The foregoing descriptions of the Rights Agreement, Amendment No.1 and the Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1
Rights Agreement dated as of December 31, 2002 between Imperial Sugar Company and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares Designated Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 (File No. 1-10307)).

4.2
Amendment No. 1 to the Rights Agreement, dated as of October 10, 2008, by and between the Company and The Bank of New York (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2008).

4.3
Amendment No. 2 to the Rights Agreement, dated as of May 1, 2012, by and between the Company and Computershare Shareowner Services (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 1, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IMPERIAL SUGAR COMPANY

By:	/s/ H. P. Mechler
Name:	H. P. Mechler
Title:	Sr Vice President & CFO

Date: May 1, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Rights Agreement dated as of December 31, 2002 between Imperial Sugar Company and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares Designated Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 (File No. 1-10307)).

4.2
Amendment No. 1 to the Rights Agreement, dated as of October 10, 2008, by and between the Company and The Bank of New York (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2008).

4.3
Amendment No. 2 to the Rights Agreement, dated as of May 1, 2012, by and between the Company and Computershare Shareowner Services (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 1, 2012).